UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RENASANT CORPORATION

209 Troy Street

Tupelo, Mississippi 38804

March 13, 2007

Dear Shareholder:

On behalf of the board of directors, we cordially invite you to attend the 2007 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 2:00 p.m., Central time, on Tuesday, April 17, 2007, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804. The formal notice of the annual meeting appears on the next page.

At the annual meeting, you will be asked:

1.	To elect six Class 2 directors, each to serve a three-year term;

2.	To elect one Class 3 director to serve a one-year term; and

3.	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person. The accompanying proxy statement and proxy card are first being distributed to the shareholders of Renasant Corporation on or about March 13, 2007.

We urge you to mark, sign, date and mail the enclosed proxy card in the postage-prepaid envelope. If you hold shares of Renasant Corporation common stock directly in your name, you may also vote over the internet or by telephone. If internet or telephone voting is available to you, voting instructions will be printed on the proxy card sent to you.

On behalf of our board of directors, I would like to express our appreciation for your continued interest in Renasant Corporation.

Sincerely,

/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer

RENASANT CORPORATION

209 Troy Street

Tupelo, Mississippi 38804

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	2:00 p.m., Central time, on Tuesday, April 17, 2007.

PLACE	Renasant Bank
209 Troy Street
Tupelo, Mississippi 38804

ITEMS OF BUSINESS	1. To elect six Class 2 directors who will each serve a three- year term expiring in 2010.

2. To elect one Class 3 director who will serve a one-year term expiring in 2008.

3. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

RECORD DATE	You can vote if you are a shareholder of record as of the close of business on February 20, 2007.

ANNUAL REPORT	Our 2006 Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2006, which are not part of the proxy solicitation material, are enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Please mark, sign, date and promptly return the enclosed proxy card in the postage paid envelope. If you hold shares of Renasant Corporation common stock directly in your name, you may also vote over the internet or by telephone. If internet or telephone voting is available to you, voting instructions will be printed on the proxy card sent to you. Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman of the Board, President and
Chief Executive Officer

Tupelo, Mississippi

March 13, 2007

RENASANT CORPORATION

PROXY STATEMENT

ii

RENASANT CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 17, 2007

This proxy statement is furnished to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the Annual Meeting of Shareholders to be held at 2:00 p.m., Central time, on Tuesday, April 17, 2007, at the principal offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804, as well as in connection with any adjournments or postponements of the meeting. This proxy statement and accompanying proxy card are first being distributed to the shareholders of the Company on or about March 13, 2007. In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us,” or “the Company,” and Renasant Bank is referred to as “the Bank.”

VOTING YOUR SHARES

Who is soliciting proxies from the shareholders?

Our board of directors is soliciting the enclosed proxy. The proxy provides you with the opportunity to vote on the proposals presented at the annual meeting, whether or not you attend the meeting.

What will be voted on at the annual meeting?

The enclosed proxy provides the opportunity for you to vote, or to withhold your vote, for each of the following proposals:

1.	The election of six Class 2 directors, who are to serve until the expiration of their respective three-year terms or until their successors are elected and qualified; and

2.	The election of one Class 3 director, who is to serve until the expiration of his one-year term or until his successor is elected and qualified.

The proxy card also gives the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the annual meeting. In addition, for proxy cards that are signed but which do not contain voting instructions, the proxy card gives the proxy holders discretionary authority to vote the shares represented by the proxy card on the above proposals.

Who bears the cost of the proxy solicitation?

We generally bear all costs of soliciting proxies. We have retained and pay a fee to Registrar and Transfer Company to assist in the solicitation of proxies, but we pay no separate compensation solely for the solicitation of proxies. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or by overnight delivery service. Our directors, officers and employees do not receive separate compensation for these services. We will also, in accordance with the regulations of the Securities and Exchange Commission, or SEC, reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners.

Who can vote at the annual meeting?

Our board of directors has fixed the close of business on Wednesday, February 20, 2007, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of February 20, 2007, our only outstanding class of securities was common stock, $5.00 par value per share. On that date, we had 75,000,000 shares authorized, of which 15,560,006 shares were outstanding.

You can vote either in person at the annual meeting (if you, rather than your broker, are the record holder of our stock) or by proxy, whether or not you attend the annual meeting. To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you hold our common stock directly in your name, you may also vote over the internet or by telephone. If internet or telephone voting is available to you, voting instructions will be printed on the proxy card sent to you.

How many votes must be present to hold the annual meeting?

A “quorum” must be present to hold our annual meeting. A majority of the votes entitled to be cast at the annual meeting constitutes a quorum. Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the annual meeting.

How many votes does a shareholder have per share?

Our shareholders are entitled to one vote for each share held.

How are directors elected?

Directors are elected by plurality vote; the candidates in each class up for election who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. Shareholders do not have the right to cumulate their votes.

How will the proxy be voted, and how are votes counted?

When your proxy card is returned, properly signed and dated, the shares represented by your proxy will be voted at the annual meeting as you instruct on the card, including any adjournments or postponements of the meeting. If your proxy card is signed, but no instructions are given, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy at the annual meeting and any adjournments or postponements as follows:

1.	“FOR” the election of nominees Francis J. Cianciola, John M. Creekmore, Neal A. Holland, Jr., E. Robinson McGraw, Theodore S. Moll, and J. Larry Young as Class 2 directors; and

2.	“FOR” the election of John W. Smith as a Class 3 director.

If you hold your shares in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, the shares will not be voted on any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote.” Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for purposes of calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter. The election of directors is generally considered a routine matter for broker voting purposes.

Under Mississippi law, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention.

How are shares in our 401(k) plan voted?

If you are an employee of Renasant or the Bank and participate in our 401(k) plan, you can vote the number of shares of common stock equal to your units in the Renasant stock fund and shares allocated for your benefit under the ESOP portion of the plan, each determined as of the close of business on February 20, 2007. The trustee of the 401(k) plan, the Bank, acts as a proxy and actually votes the shares. If you do not send instructions within the time required, your shares or share equivalents will not be voted.

Can a proxy be revoked?

Yes. You can revoke your proxy at any time before it is voted. You revoke your proxy by giving written notice to our Secretary before the annual meeting or by granting a subsequent proxy. If you, rather than your broker, are the record holder of our stock, a proxy can also be revoked by appearing in person and voting at the annual meeting. Written notice of the revocation of a proxy should be delivered to the following address: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804.

STOCK OWNERSHIP

Does any person own more than 5% of our common stock?

As of February 20, 2007, we had approximately 5,367 shareholders of record. To the knowledge of management, no shareholder owns beneficially more than 5% of our issued and outstanding common stock. As of February 20, 2007, our 401(k) plan held an aggregate of 747,147 shares, or 4.80%, of our common stock. All shares held by the plan are allocated to individual participant accounts. Participants direct the voting of their allocated shares.

How much stock is beneficially owned by our directors and executive officers?

The following table includes information about the common stock owned by our directors, nominees and executive officers, as of February 20, 2007, including their name, position and the number of shares beneficially owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is based upon the number of shares of our common stock issued and outstanding as of February 20, 2007, which was 15,560,006 shares. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804.

	Amount and Nature of Beneficial Ownership
	Direct		Options/ Warrants Exercisable Within 60 Days	Other		Total	Percent of Class
Directors and Nominees:
William M. Beasley	44,273		—	4,858	(1)	49,131	*
George H. Booth, II	12,097		—	—		12,097	*
Frank B. Brooks	33,417		—	—		33,417	*
Francis J. Cianciola	54,309	(2)	6,000	—		60,309	*
John M. Creekmore	8,680		—	660	(3)	9,340	*
Marshall H. Dickerson	7,924	(4)	—	—		7,924	*
John T. Foy	5,428		—	—		5,428	*
Eugene B. Gifford, Jr.	111,298		—	49,060	(5)	160,358	1.03%
Richard L. Heyer, Jr.	6,132		—	—		6,132	*
Neal A. Holland, Jr.	30,298		27,000	160,697	(6)	217,995	1.40%
Harold B. Jeffreys	201,345		—	—		201,345	1.29%
Jack C. Johnson	30,967		50,265	9,363	(7)	90,595	*
J. Niles McNeel	28,408		—	1,512	(8)	29,920	*
Theodore S. Moll	4,500		—	3,150	(9)	7,650	*
John W. Smith	41,148		—	17,608	(10)	58,756	*
H. Joe Trulove	29,672		—	600	(11)	30,272	*
J. Larry Young	8,162		—	599	(12)	8,761	*
Named Executive Officers:
E. Robinson McGraw	49,555	(13)	112,500	601	(13)	162,656	1.04%
Stuart R. Johnson	19,941	(14)	31,375	—		51,316	*
James W. Gray	17,975	(15)	31,375	575	(15)	49,925	*
Larry R. Mathews	4,239	(16)	38,500	24,409	(16)	67,148	*
C. Mitchell Waycaster	13,499	(17)	31,375	—		44,874	*
Other Executive Officers	84,162		74,250	9,800		168,212	*
All directors, nominees and executive officers as a group (25 persons total)	847,429		402,640	283,492		1,533,561	9.59%

*	Less than 1% of the outstanding common stock.

(1)	Includes 4,858 shares held by Mr. Beasley’s spouse.

(2)

Mr. Cianciola is also one of our executive officers. Includes an aggregate of 2,916 shares that are allocated to his accounts under our 401(k) plan, over which Mr. Cianciola has voting power, and 1,500 shares representing a target award of restricted stock under our 2001 Long-Term Incentive Plan, or LTIP, with respect to which he possesses voting and dividend rights.

(3)	Includes 660 shares held by Mr. Creekmore’s children.

(4)	Of the 7,924 shares listed, 3,656 shares are pledged as collateral for a loan.

(5)

Includes 49,060 shares held by Mr. Gifford’s children and grandchildren, for which Mr. Gifford’s spouse serves as custodian. Mr. Gifford disclaims beneficial ownership of the shares held by his children and grandchildren.

(6)

Includes 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited liability partnership, Holland, LLP, and 152,146 shares held by a family limited liability partnership, Holland Holdings, LLP. Of these shares listed, 49,918 shares are pledged as collateral for a loan.

(7)

Includes 5,631 shares held by Germantown Home Builders, Inc. Retirement Plan, for which Mr. Johnson serves as Trustee, and 3,732 shares held by Mr. Johnson’s spouse. Mr. Johnson disclaims beneficial ownership of the shares held by Germantown Home Builders, Inc. Retirement Plan.

(8)	Includes 1,512 shares held by Mr. McNeel’s spouse.

(9)	Includes 3,150 shares held by Mr. Moll’s children, for which Mr. Moll serves as custodian.

(10)	Includes 17,608 shares held by Mr. Smith’s spouse.

(11)	Includes 600 shares held by Mr. Trulove’s spouse of which he disclaims beneficial ownership.

(12)	Includes 599 shares held by Mr. Young’s spouse.

(13)

Mr. McGraw is also the Chairman of our board of directors. His direct ownership includes an aggregate of 12,926 shares that are allocated to his accounts under our 401(k) plan, over which Mr. McGraw has voting power, and 7,500 shares representing a target award of restricted stock under our LTIP with respect to which he possesses voting and dividend rights. Of the 49,555 shares listed as directly owned, 6,508 shares are pledged as collateral for a loan. His other ownership includes 601 shares held by his son, for which he serves as custodian.

(14)

Direct ownership includes an aggregate of 16,517 shares allocated to Mr. Johnson’s accounts under our 401(k) plan, over which he has voting power, and 1,500 shares representing a target award of restricted stock under our LTIP with respect to which he possesses voting and dividend rights.

(15)

Direct ownership includes an aggregate of 14,668 shares allocated to Mr. Gray’s accounts under our 401(k) plan, over which he has voting power, and 1,500 shares representing a target award of restricted stock under the LTIP with respect to which he possesses voting and dividend rights. Other ownership includes 575 shares held by Mr. Gray’s spouse.

(16)

Direct ownership includes 2,250 shares representing a target award of restricted stock under the LTIP with respect to which Mr. Mathews possesses voting and dividend rights. His other ownership includes 24,409 shares held by a family limited liability corporation, Summitt LLC.

(17)

Includes an aggregate of 8,759 shares that are allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, and 2,250 shares representing a target award of restricted stock under the LTIP with respect to which he possesses voting and dividend rights.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NASDAQ Stock Market, LLC (“Nasdaq”) reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. Executive officers, directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of the reports on Forms 3, 4 and 5 furnished to us, or written representations from reporting persons that no Form 5 filing was required, we believe that during 2006 our executive officers, directors and greater than 10% owners timely filed all reports they were required to file under Section 16(a), except that two reports covering two transactions for Mr. McNeel and one report covering one transaction for Mr. Mathews were inadvertently filed late.

BOARD OF DIRECTORS

How many directors serve on the board, and who are the current directors?

Effective as of the annual meeting, a total of 17 directors serve on our board. There are three classes of directors. Eugene B. Gifford, Jr., who is not listed below, serves as a Class 3 director and will retire effective as of our annual meeting because he has reached the mandatory retirement age for directors, which is age 72.

Assuming that all of our nominees for director are elected, after the annual meeting there will be five directors in Class 1, six directors in Class 2 and six directors in Class 3. Mr. Smith, who presently serves as a Class 2 director, has been nominated for election as a Class 3 director, the term of which coincides with when he must retire from the board, having reached the mandatory retirement age for directors. The current term of office for our Class 1 directors expires at the 2009 annual meeting, while the current term of office for our Class 2 directors expires at the 2007 annual meeting, and the current term of office for our Class 3 directors expires at the 2008 annual meeting. All of our directors also presently serve on the board of directors of the Bank. Our directors are:

Name	Age	Class	Experience
George H. Booth II Director since 1994	52	1	Mr. Booth is co-owner of Tupelo Hardware Company, a closely held family business primarily engaged in wholesale and retail hardware sales. Mr. Booth currently serves as president of Tupelo Hardware Company, having served as its vice president from 1976 until 2000.

Frank B. Brooks Director since 1989	63	1	Mr. Brooks has been a cotton farmer since 1959 and has served as president of Yalobusha Gin Company, Inc., a cotton gin located in Yalobusha County, Mississippi, since 1992.

John T. Foy Director since 2004	59	1	Mr. Foy served as president and chief executive officer of Lane Furniture Industries from October, 1996 until February, 2004, when he was named president and chief operating officer of Furniture Brands International, where he also serves as a member of its board of directors. Furniture Brands International is engaged in the manufacture of upholstered and wooden furniture.

Name	Age	Class	Experience
Harold B. Jeffreys Director since 2005	62	1	Mr. Jeffreys is a consultant to several small high technology businesses. He was founder and chairman of Applied Research, Inc., in Huntsville, Alabama, until its sale in 1994 to Science Applications International Corp. He was a founding director of Heritage Bank until its sale to us in 2005. He served as interim President/CEO of Heritage Financial Holding Corporation from March, 2002 until September, 2003. Mr. Jeffreys was appointed as our director following our acquisition of Heritage Financial Holding Corporation in 2005. He also operates Cedar Lake Farms and is a partner in several venture capital partnerships. Additionally, he serves on the board for Southeastern Bible College in Birmingham, Alabama.

Jack C. Johnson Director since 2004	64	1	Mr. Johnson has served as president of Germantown Home Builders, Inc., located in Germantown, Tennessee, since 1974. Since March, 2001, he has also served as the chief manager of Colonnade, LLC, a company engaged in the leasing of storage and office space in Memphis, Tennessee. Mr. Johnson was appointed as our director upon the completion of our acquisition of Renasant Bancshares, Inc.

Francis J. Cianciola Director since 2004	56	2	Mr. Cianciola has served as an executive vice president of the Company and president of the Tennessee Division of the Bank since 2004. Prior to our acquisition of Renasant Bancshares, Inc. in July, 2004, Mr. Cianciola served as president, chief executive officer and vice chairman of the Board of Directors of Renasant Bancshares, Inc. and as president, chief executive officer and chairman of the Board of Directors of Renasant Bank of Tennessee since 1999. Mr. Cianciola was appointed as our director upon the completion of our acquisition of Renasant Bancshares, Inc.

John M. Creekmore Director since 1997	51	2	Mr. Creekmore has engaged in the practice of law since 1987 as the owner of the law firm Creekmore Law Office, PLLC.

Neal A. Holland, Jr. Director since 2005	50	2	Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the owner and president of Cedar Ridge Golf Course, Inc. Mr. Holland was appointed as our director upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005.

E. Robinson McGraw Director since 2000	60	2	Mr. McGraw has served as our and the Bank’s president and chief executive officer since 2000. Since June, 2005, Mr. McGraw has also served as Chairman of our and the Bank’s board of directors. Mr. McGraw served as executive vice president of the Bank prior to becoming our chief executive officer.

Name	Age	Class	Experience
Theodore S. Moll Director since 2002	64	2	Mr. Moll has been with MTD Products, a company primarily engaged in the production of outdoor power equipment, since 1965. Mr. Moll presently serves as executive vice president of its worldwide operations.

John W. Smith Director since 1978	71	2	Mr. Smith is retired. Prior to his retirement, Mr. Smith served as our and the Bank’s president and chief executive officer from 1993 until 2000.

J. Larry Young Director since 1982	68	2	Mr. Young has been employed as a part-time pharmacist with Fred’s Pharmacy in Pontotoc, Mississippi, since 1998. Prior to 1998, Mr. Young was a pharmacist for and a partner in Ramsey-Young Pharmacy. He has also served as vice chairman and lead director of our board of directors since June, 2005.

William M. Beasley Director since 1989	55	3	Mr. Beasley has engaged in the practice of law as a partner of the law firm of Phelps Dunbar LLP since 1999 and has practiced law since 1975. He also served as vice chairman of our board of directors from 2001 until June, 2005.

Marshall H. Dickerson Director since 1996	57	3	Mr. Dickerson has been the owner and manager of Dickerson Furniture Company, a company primarily engaged in retail home furnishings, since 1978.

Richard L. Heyer, Jr. Director since 2002	50	3	Dr. Heyer has served as a physician and partner of Tupelo Anesthesia Group, P.A. since 1989.

J. Niles McNeel Director since 1999	60	3	Mr. McNeel has engaged in the practice of law as a partner of the law firm of McNeel and Ballard since 1983.

H. Joe Trulove Director since 1999	69	3	Mr. Trulove is presently a partner of Landmark Enterprises, a company primarily engaged in real estate and investments. Mr. Trulove has been chairman of the board of directors of Rose Hill Manufacturing Company, a company primarily engaged in the manufacture of upholstered furniture, since 2002. Prior to 2001, Mr. Trulove was senior vice president of York Casket Company, a company primarily engaged in the manufacture of caskets.

Who are the presiding and lead directors?

E. Robinson McGraw is the presiding director and serves as chairman of the board of the Company and the Bank. In addition, the members of the board who meet the definition of “independent director” under Rule 4200(a)(15) of the Nasdaq Marketplace Rules selected J. Larry Young as “lead director.” Among other duties, which are described in full in our By-laws, the lead director acts as the chairman of executive sessions of the board of directors.

Are the directors independent?

Our board has determined that each of William M. Beasley, George H. Booth II, Frank B. Brooks, John M. Creekmore, Marshall H. Dickerson, John T. Foy, Richard L. Heyer, Jr., Neal A.

Holland, Jr., Harold B. Jeffreys, J. Niles McNeel, Theodore S. Moll, John W. Smith, H. Joe Trulove and J. Larry Young is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In addition, C. Larry Michael, who resigned from the board effective on June 22, 2006, was an “independent director.” Eugene B. Gifford, Jr., who will retire from the board effective as of the 2007 Annual Meeting of Shareholders, is also an “independent director.”

The board considered the relationships between our directors and Renasant or the Bank when determining each director’s status as an “independent director” under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. In particular, the board noted that we and the Bank employed Phelps Dunbar LLP, a law firm of which William M. Beasley is a partner, to provide advice in various legal areas, including employee benefits and general corporate law. The Bank also employed the Creekmore Law Office, owned by John M. Creekmore, as local counsel for its community bank at Amory, Mississippi. The Bank also employed McNeel and Ballard, a law firm of which J. Niles McNeel is a partner, as local counsel for its community bank at Louisville, Mississippi. Finally, the Bank employed the firm of Gifford, Allred, Tennison and Smith, a law firm of which Eugene B. Gifford, Jr. is a partner, as local counsel for its community bank at Booneville, Mississippi. The board determined that none of these relationships affected the status of the relevant director as an “independent director.”

There are no family relationships between any director, executive officer or person nominated to become a director.

How are directors compensated?

Directors who are employees of Renasant receive no additional compensation for their service as directors. The compensation committee sets the compensation for non-employee directors. During 2006, each non-employee director was paid a cash retainer of $15,000 and an additional cash payment of $7,500, which was pro rated and paid monthly. The lead director was paid an additional $6,500 in addition to the annual fee. The chairman of the audit committee was paid $1,000, while the other members of the audit committee were paid $500 for each audit committee meeting attended in 2006. Except for audit committee meetings, non-employee directors were paid $350 for each committee meeting attended. Non-employee directors do not receive additional compensation for each board meeting attended, but they are reimbursed for expenses incurred to attend board and committee meetings. We expect to pay our directors similar fees in 2007.

During 2006, the Bank maintained two types of deferred compensation plans in which our directors were eligible to participate. Under one plan, deferred retainer and fees are deemed invested in units representing shares of our common stock and credited with dividend equivalent units as and when we paid dividends. Under the other plan, deferred retainer and fees are credited with an interest rate. Amounts deferred between 1985 and 1988 accrued interest annually at 130% of the Moody’s Average Corporate Bond Rate for the month of October for the preceding year (7.50% in 2006); fees deferred after January 1, 1989, were credited with interest at 100% of such rate (5.77% in 2006). Amounts held under either plan are payable when a director ceases to serve as a member of the board or attains a specified age.

Our directors can elect coverage under the Bank’s group medical and dental plans for themselves and their eligible dependents. Directors pay for coverage at the premium rates charged, from time to time, to active employees of the Company and the Bank. The Bank also provides term life and accidental death and dismemberment insurance to our directors, each with a face amount equal to $10,000.

The following table summarizes the compensation paid to our non-employee directors during the 2006 fiscal year:

Name	Fees Earned or Paid in Cash(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
William M. Beasley	$30,550	$—	$8,163	$38,713
George H. Booth, II	28,100	—	8,163	36,263
Frank B. Brooks	40,500	—	3,266	43,766
John M. Creekmore	29,150	—	25	29,175
Marshall H. Dickerson	31,700	—	8,163	39,863
John T. Foy	30,300	—	25	30,325
Eugene B. Gifford, Jr.	30,550	—	8,163	38,713
Richard L. Heyer, Jr.	27,750	—	25	27,775
Neal A. Holland, Jr.	37,350	—	25	37,375
Harold B. Jeffreys	39,900	—	8,163	48,063
Jack C. Johnson	42,350	—	8,163	50,513
J. Niles McNeel	34,050	—	8,163	42,213
Theodore S. Moll	30,150	—	25	30,175
John W. Smith	33,000	1,724	7,094	41,818
H. Joe Trulove	29,150	—	6,694	35,844
J. Larry Young	40,100	1,794	8,163	50,057

(1)	Includes amounts voluntarily deferred to either of our deferred compensation plans.

(2)	Includes above-market earnings on deferred fees.

(3)	Includes the portion of medical and dental plan premiums paid by us and term life and accidental death and dismemberment premiums in the amount of $25 for each director.

How many meetings did the board hold during 2006?

Our board held 11 meetings during 2006. All directors attended at least 75% of the total number of board meetings and the meetings of the committees on which they served. The Bank’s board met 11 times during 2006. The members of the board who are “independent directors” under Nasdaq Rule 4200(a)(15) met in executive session 11 times during 2006.

We do not have a policy requiring director attendance at our annual meeting. At our 2006 annual meeting, all current directors were in attendance. We expect our entire board to be in attendance at this year’s annual meeting.

What committees has the board established?

The board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition and responsibilities of the audit committee and the nominating and governance committee are described below. The composition and responsibilities of the compensation committee are described in the “Compensation Discussion and Analysis” section below under the question “Who is responsible for determining compensation?”

Who serves on the audit committee, and what are its responsibilities?

Frank B. Brooks, Marshall H. Dickerson, John T. Foy, Harold B. Jeffreys, Theodore S. Moll and J. Larry Young are the members of the audit committee. The board has determined that each member of the audit committee is an “independent director” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and that each meets the criteria for independence in Rule 10A-3 of the Exchange Act. The board has determined that Theodore S. Moll qualifies as an “audit committee financial expert” under applicable SEC rules and regulations and satisfies the “financial sophistication” requirements under Rule 4350(d) of the Nasdaq Marketplace Rules. During 2006, the audit committee held 12 meetings.

The audit committee has adopted a written charter. The charter was most recently amended and restated on June 17, 2005. Although a copy of the restated charter is not available on our website, a copy of the charter was attached as Appendix A to our definitive proxy statement for the 2006 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 9, 2006.

The audit committee reviews our financial reporting process on behalf of the board of directors. The audit committee’s duties and responsibilities include the following:

•	Appointing, compensating and overseeing our independent auditors;

•	Monitoring the integrity of our financial reporting process and system of internal controls;

•	Monitoring the independence and performance of our independent auditors and internal auditing department;

•	Pre-approving all auditing and permitted non-audit services provided by our independent auditors;

•	Providing an avenue of communication among our independent auditors, management, the internal auditing department, and the board of directors; and

•

Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Who serves on the nominating and governance committee, and what are its responsibilities?

The nominating and governance committee interviews, evaluates, nominates and recommends individuals for membership on our board of directors and the board’s committees. The members of the nominating and governance committee are John M. Creekmore, Eugene B. Gifford, Jr., Theodore S. Moll, Marshall H. Dickerson and J. Larry Young. Each of the current members of the nominating and governance committee is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. As stated earlier, Mr. Gifford will retire from the board effective as of the 2007 annual meeting. At that time he will also retire from all board committees of which he is a member. During 2006, the nominating and governance committee held two meetings.

The nominating and governance committee has adopted a written charter. The charter was most recently amended and restated on February 21, 2006. Although a copy of this charter is not available on our website, a copy of the charter is attached to this proxy statement as Appendix A.

The nominating and governance committee evaluates potential new directors based upon the needs of the board and Renasant. The committee uses the same criteria to assess a candidate for director, whether nominated by the committee itself or by a shareholder. The criteria include, without limitation, whether the candidate possesses the following qualifications and qualities:

•	Independence for purposes of Rule 4200(a)(15) of the Nasdaq Marketplace Rules and SEC rules and regulations;

•	Experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;

•	Familiarity with and participation in the local community;

•	Prominence and reputation in his or her profession;

•	Record of honest and ethical conduct, personal integrity and independent judgment;

•	Ability to represent the interests of our shareholders; and

•	Ability to devote time to the board of directors and to enhance their knowledge of our industry.

Usually, nominees for election to the board are proposed by management and members of the board. The nominating and governance committee also considers candidates that shareholders recommend. Your recommendations should be addressed to: Secretary, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804. The committee will only consider shareholder-recommended candidates who meet the eligibility requirements for directors which are included in our Bylaws and Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Your recommendations must be submitted to us no earlier than December 19, 2007, and no later than January 18, 2008, for consideration as a possible nominee for election to the board at our 2008 annual meeting. Your notice must set forth as to each nominee:

•	The reason for making such nomination;

•	All arrangements or understandings between or among the recommending shareholder(s) and the nominee;

•	All information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act; and

•	The nominee’s written consent to being named in the proxy statement and to serve as a director if elected.

The shareholders’ notice must also set forth the name and address of the nominating shareholder and the class and amount of such shareholder’s beneficial ownership of our stock, including evidence to support the shareholders’ ownership of such shares. If a shareholder intends to recommend a nominee for election as director or proposes any other business for consideration at an annual shareholders meeting on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the name and address of such beneficial owner, as well as the class and number of shares of our stock owned by such beneficial owner.

How does the board respond to shareholder questions?

The board has not adopted a formal procedure that you must follow to send communications to it, but it does have informal procedures, described below, which it believes adequately facilitate shareholder communications with the board.

Shareholders can send communications to the board by contacting our Director of Investor Relations and Planning in one of the following ways:

•	By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804; Attention: Director of Investor Relations and Planning;

•	By e-mail at jimg@renasant.com; or

•	By phone at (662) 680-1217.

If you request information or ask questions that can more efficiently be addressed by management, the Director of Investor Relations will respond to your questions. The Director of Investor Relations will forward to the audit committee any communication concerning employee fraud or accounting matters. The Director of Investor Relations will forward to the full board any communication relating to corporate governance or those requiring action by the board of directors.

Are directors and other officers indebted to the Bank?

Certain of our directors and officers, businesses with which they are associated, and members of their immediate families are customers of the Bank and have entered into loan transactions with the Bank. In the opinion of the board of directors, these transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features.

What are our policies and procedures for the review, approval and ratification of related party transactions?

The entire board of directors is responsible for reviewing and approving all material transactions between us and our subsidiaries with any related party. When the board reviews or approves related party transactions, the director associated with the matter must abstain from voting and, typically, is not present while discussions and deliberations are held. Related parties include any of our directors or executive officers, and their immediate family members. The type of transactions that must be reviewed and approved include extensions of credit and other business relationships.

To identify related party transactions, each year we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify the chairman of the audit committee.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to us in an objective and fair manner. A copy of our Code of Ethics is available at www.renasant.com under “Code of Ethics.”

Are there any legal proceedings involving a director and Renasant or the Bank?

We are not aware of any current legal proceedings involving any of our directors and either the Bank or us.

C. Larry Michael, a former director who resigned effective June 22, 2006, and the Bank, along with 37 others, were co-defendants in Obsidian Enterprises v. Michaels et al. in the Chancery Court of Davidson County, Tennessee. Plaintiffs, purchasers of a business owned by Mr. Michael, alleged that the defendants violated a non-compete agreement, breached duties of good faith and fair dealing, engaged in a civil conspiracy, misappropriated trade secrets, engaged in unfair competition, interfered in contractual relations and defamed them. Plaintiffs claimed that the Bank conspired with Mr. Michael by loaning him money and thereby assisting him in the wrongful acts. Both the Bank and Mr. Michael denied any wrongdoing. On May 24, 2006, the Bank and Mr. Michael entered into a settlement with the plaintiffs and were dismissed from the litigation.

EXECUTIVE OFFICERS

Who are our executive officers?

The names, ages, positions and business experience of our principal executive officers, except for Mr. McGraw and Mr. Cianciola, are listed below. Because they are also members of our board, information about Mr. McGraw and Mr. Cianciola appeared previously under the heading “Board of Directors.” With the exception of Mr. Cianciola and Mr. Mathews, each of whom is a party to an employment agreement, all of our executive officers are appointed annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
Stephen M. Corban	51	Our Executive Vice President and General Counsel since July, 2003; he has also served as Senior Executive Vice President and General Counsel of the Bank since July, 2003; Mr. Corban was a partner in the law firm Mitchell, Voge, Corban, and Hendrix LLP, from 1998 until June, 2003.

James W. Gray	50	Our Executive Vice President since February, 2003; he has served as Senior Executive Vice President of the Bank since April, 1996; Mr. Gray served as Strategic Planning Director of the Bank since November, 2000; he was Chief Operations Officer of the Bank from November, 1998, until October, 2000.

Stuart R. Johnson	53	Our Executive Vice President since February, 2003; Mr. Johnson has served as Senior Executive Vice President, Chief Financial Officer, and Cashier of the Bank since April, 1996.

Harold H. Livingston	58	Our Executive Vice President since April, 2005, and Senior Executive Vice President and Chief Credit Officer of the Bank since January, 2002; Mr. Livingston served as Senior Vice President of the Bank from 1983 until January 2002.

Larry R. Mathews	54	Our Executive Vice President and President of the Alabama Division of the Bank since January, 2005; previously he was a director and president and chief executive officer of Heritage Bank from October, 2002, until January, 2005; from July, 2000, until August, 2001, he served as chief executive officer of The Bank in Birmingham, Alabama.

Claude H. Springfield, III	59	Our Executive Vice President since April, 2005, and Senior Executive Vice President and Chief Credit Policy Officer of the Bank since October, 2000; Mr. Springfield served as Executive Vice President of the Bank from 1993 until September, 2000.

C. Mitchell Waycaster	48	Our Executive Vice President since April, 2005, and President of the Mississippi Division of Renasant Bank since January, 2005; previously Mr. Waycaster served as Executive Vice President and Director of Retail Banking of the Bank from 2000 until December, 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section, or CD&A, describes the compensation program for our named executive officers, or NEOs. Our NEOs are Mr. McGraw, Mr. Johnson, Mr. Waycaster, Mr. Matthews, and Mr. Gray. As more fully described below, our compensation committee is charged with establishing, reviewing and administering our executive compensation program, including making all decisions about the compensation of our named executive officers. Responsibility for the day to day administration of our executive compensation program has been delegated to officers of the Bank.

Who is responsible for determining compensation?

The compensation committee is responsible for determining the compensation of our named executive officers and our directors. The committee consists of William M. Beasley, Frank B. Brooks, John M. Creekmore, Marshall H. Dickerson, John T. Foy and J. Niles McNeel, who is the chairman. Each member of the compensation committee is an “independent director,” as defined under Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Each member is also a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and, with the exception of Mr. Beasley, each qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The compensation committee has adopted a written committee charter that details its authority, powers and responsibilities. The charter is not on our website, but it is attached as Appendix B to this proxy statement. The committee periodically reviews the charter and makes appropriate revisions; it was last revised in December, 2006.

The compensation committee meets with the frequency necessary to perform its duties and responsibilities. The compensation committee usually makes many of its decisions at a meeting held in the fourth quarter of each fiscal year, including evaluating the performance of our named executive officers during the year, determining the amount of their annual cash bonuses for the year, determining base salaries and performance goals for the upcoming fiscal year, and making grants and awards of equity compensation for the upcoming fiscal year. The committee met a total of six times during 2006, and for our 2006 fiscal year made grants and awards of equity compensation at its January, 2006 meeting.

Role of Our Officers. Our executive officers compile and provide information, make recommendations for the committee’s consideration and assist in the management and administration of our executive benefit plans. Their responsibilities may include, but are not limited to, the following:

•	Recommending pay levels and grants and awards for key executive officers, other than our chief executive officer;

•	Recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and

•

Providing information to the committee, including but not limited to (1) information concerning Company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the common stock ownership of each executive and his option holdings, (4) equity compensation plan dilution, (5) compensation “tally sheets” or “scorecards,” which are intended to quantify all forms of compensation payable to our executives, and (6) peer group compensation and performance data.

Our executive officers may attend the meetings of the committee, at its request, except that Mr. McGraw is not present during the final deliberations of his compensation. A portion of each of the six meetings held during 2006 was an executive session during which none of our executive officers was present.

Using Compensation Consultants. In 2005, the compensation committee engaged Mercer Human Resources Consulting, or Mercer, as an independent consultant to evaluate and make recommendations about the competitiveness of our executive compensation program and possible strategies to further align our compensation amounts with our performance. The committee reviewed and adopted Mercer’s recommendations during the fourth quarter of 2005, effective during our 2006 fiscal year. Among other things, Mercer recommended that our compensation program be adjusted so that improvement in designated performance areas when compared to our peer group results in compensation payments competitive with the members of the peer group.

Mercer also provided advice regarding the amount and form of director compensation, which is determined by the committee. Mercer recommended, among other things, an increase in the annual cash retainer paid for service on the board, an elimination of board meeting fees, and an increase in the amount of committee meeting fees. These recommendations were adopted with respect to our 2006 fiscal year.

What are the objectives of our compensation program?

The fundamental purpose of our executive compensation program is to assist us in achieving our financial and operating performance objectives. Specifically, our compensation program has three basic objectives:

•	To attract, retain and motivate our executive officers, including the named executive officers;

•	To reward executives upon the achievement of measurable corporate, business unit and individual performance goals; and

•	To align each executive’s interests with the creation of shareholder value.

What are the specific elements of the compensation program, and what are they intended to address and reward?

Our compensation program includes five elements:

•

Base salary: This element is intended to directly reflect an executive’s job responsibilities and his value to the Company; we also use this element to attract and retain our executives and, to some extent, acknowledge each executive’s individual efforts in furthering our strategic goals.

•

Annual short-term cash incentives: This annual cash bonus is one of the performance-based elements of our compensation; it is intended to motivate our executives and to provide a current or immediate reward for short-term (annual) measurable performance.

•

Equity-based incentives: Grants of stock options and awards of restricted stock are the most important methods we use to align the interests of our named executive officers with the interests of our shareholders, and they are another element of performance-based compensation, both long-term and short-term.

•

Perquisites, welfare benefits and retirement plans: These benefits and plans are intended to attract and retain qualified executives, by ensuring that our compensation program is competitive and provides an adequate opportunity for retirement savings; to a limited degree these programs tend to reward long-term service or loyalty to the Company.

•

Change in control agreements: These agreements provide for a form of severance payable in the event of a change in control of the Company. They are primarily intended to align the interests of our executives with our shareholders by providing a secure financial transition in the event of termination in connection with a change in control.

Do we “benchmark” total compensation or any element of compensation?

No, we do not believe it is appropriate to determine total compensation, or any element of compensation, based primarily on benchmarking, which is the practice of setting compensation based upon the compensation practices of other companies similar in size, industry and other characteristics. We do review information about compensation practices at similar companies to maintain our compensation at competitive and responsible levels. The peer group used for these limited purposes in 2006 included 18 publicly-traded financial institutions located primarily throughout the southeastern United States. The following table provides information about the demographics of this peer group:

Demographic	Range	Median
Total assets	$1.7 billion – $4.8 billion	$2.5 billion
Market value of stock	$.3 billion – $1.1 billion	$.5 billion
Employees (#)	513 – 1,767	601

How are the relative amounts of each element of compensation determined?

The compensation committee does not use a specific formula to determine the amount allocated to each element of our compensation program. Instead, the committee makes individual compensation decisions that provide for significant exposure to equity, an appropriate mix of short-term and long-term rewards and a substantial performance based component. In determining the amount of total compensation to be paid in the form of equity or cash, the committee considers with respect to each executive (1) amounts accumulated and payable in cash from our retirement plans, (2) amounts to be paid as severance under employment or similar agreements, and (3) current holdings of our common stock. The committee has not otherwise adopted specific stock ownership or holding guidelines that would affect this determination.

For fiscal year 2006, an average of 19.91% of our executive compensation was paid in the form of equity. The following table illustrates the percentage of each executive’s total compensation related to short-term performance:

	Percentage of Total Compensation (Fiscal Year 2006)
Named Executive Officer	Annual Cash Incentive	Awards of Restricted Stock	Total Performance Pay
E. Robinson McGraw	30.00%	17.91%	47.91%
Stuart R. Johnson	20.79%	8.83%	29.62%
James W. Gray	20.82%	8.85%	29.66%
Larry R. Mathews	15.86%	10.93%	26.79%
C. Mitchell Waycaster	18.89%	12.64%	31.54%

How is base salary determined and adjusted?

Considerations. Unless limited under an employment or similar agreement, the committee reviews and adjusts base salary annually. Adjustments are based upon a review of a variety of factors, including the following:

•	Individual, Company, Bank and division performance, measured against quantitative and qualitative goals;

•	Duties and responsibilities; and

•	Compensation paid by our peer group.

Fiscal Year 2006 Decisions. The 2006 base salary of our named executive officers is included in the Summary Compensation Table that follows this section. For 2006, base salaries increased on average by $12,317, or 4.8%, over base salaries paid in 2005. The primary factors evaluated by the committee in connection with these increases were (1) our growth in earnings, loans and deposits, and (2) to a lesser extent, compensation levels at companies in our peer group.

Fiscal Year 2007 Decisions. The committee has set the following base salaries for 2007, which represent an average increase of $11,400, or 4.29%, over the base salary paid in 2006:

Named Executive Officer	2007 Base Salary	Percentage Increase Over 2006 Base Salary
E. Robinson McGraw	$385,000	4.05%
Stuart R. Johnson	240,000	4.50%
C. Mitchell Waycaster	247,500	10.00%
Larry R. Mathews	239,000	—
James W. Gray	238,000	3.50%

How is the annual cash bonus determined?

Considerations. Our annual cash bonus is made through our Performance Based Rewards Plan, under which annual cash bonuses may be paid to all of our executives. Each year, the annual bonus for our named executive officers is determined using the following process:

•

At the beginning of each fiscal year, the committee (1) determines the performance goals for the year, which may relate to our performance, Bank or division performance, the performance of each executive or a combination thereof, (2) sets the threshold, target and superior levels of performance, and (3) determines the bonus amounts, expressed as a percentage of base compensation, payable upon the attainment of each performance level.

•

At the end of each fiscal year, the committee determines actual performance and the amount of the incentive payable to each executive. If actual performance falls between performance levels, the committee prorates the amount of the incentive to reflect partial performance. No incentive is paid if threshold levels are not attained.

After the determination of the incentive amount, the committee may, in its discretion, adjust the amount to ensure that it accurately reflects performance, although it has not yet elected to do so.

The annual cash bonus for Mr. McGraw, Mr. Johnson, and Mr. Gray is determined with respect to our performance goals. The annual cash bonus for the presidents of the divisions of the Bank, including Mr. Mathews, who is the president of the Alabama division, and Mr. Waycaster, who is the president of the Mississippi division, is structured differently. A portion of their incentive, 50%, is based on the attainment of our performance goals; the remaining portion is based on the performance of the respective divisions of the Bank.

Fiscal Year 2006 Decisions. For the 2006 fiscal year, our compensation committee adopted the following Company performance goals, which we believe are reliable indicators of our overall growth:

Company Performance Goal	Weight	Threshold Performance Level	Target Performance Level	Superior Performance Level
Growth in diluted earnings per share	60%	8.25%	10.39%	12.55%
Growth in net revenue per share	40%	4.70%	6.90%	9.03%

As to the portion of the incentive related to the divisions of the Bank, the committee adopted performance goals related to growth in net revenue, controlling non-interest expense, and maintaining high levels of credit quality. These goals are weighted the same for each division of the Bank, but the performance levels for each goal differ between divisions.

As a percentage of each executive’s base salary, the committee set the following threshold, target, and superior performance levels:

Named Executive Officer	Threshold Performance Level	Target Performance Level	Superior Performance Level
E. Robinson McGraw	32.5% of base salary	65% of base salary	130% of base salary
Each of the other NEOs	15% of base salary	30% of base salary	60% of base salary

The committee determined that our performance for 2006 exceeded target levels, while performance for each division of the Bank varied. Cash bonuses paid to our named executive officers are listed on the Summary Compensation Table, which follows this CD&A. The committee determined that the formula amounts accurately reflected performance and did not exercise its discretion to adjust the amount of any bonus.

Fiscal Year 2007 Decisions. For the 2007 fiscal year, the compensation committee set the following Company performance goals:

Company Performance Goal	Weight	Threshold Performance Level	Target Performance Level	Superior Performance Level
Growth in diluted earnings per share	60% of incentive	5.62% growth	8.56% growth	11.50% growth
Growth in net revenue per share	40% of incentive	9.19% growth	10.75% growth	12.01% growth

These Company performance goals were determined prior to our execution of a definitive merger agreement with Capital Bancorp, Inc. of Nashville, Tennessee. If the proposed acquisition is completed, the committee expects that it will amend the above performance measures in order to take into account the effect of the merger.

For the 2007 fiscal year, division-specific performance goals and their respective weights will again be based upon growth in net revenue, controlling non-interest expenses and maintaining high levels of credit quality.

The percentage of each executive’s base salary payable in the form of a cash incentive is the same as for fiscal year 2006.

How is equity compensation determined and paid?

Considerations. Equity compensation is granted or awarded under our LTIP, our 2001 Long-Term Incentive Plan, in the form of stock options and restricted stock. The committee uses equity compensation to pay both short-term and long-term compensation that aligns the interests of our executives with the interests of our shareholders.

Before 2006, only options were granted. For 2006, the committee granted options and awarded shares of restricted stock. The committee now uses restricted stock to provide immediate alignment of executive and shareholder interests. We believe the alignment occurs because the executive becomes a shareholder from the date of award and benefits from any increase in our share price. The committee uses options to incent longer-term performance because options have value only to the extent our share price increases over time.

The committee’s practice is to make grants or awards in January of each fiscal year, or at the end of the immediately preceding fiscal year, irrespective of whether or not we are in possession of material non-public information at that time. The committee believes that the practice of making grants and awards about the same date each year precludes any inference that we are attempting to manipulate the timing of our stock option grants and restricted stock awards to take advantage of non-public information. We do not backdate options or grant options retroactively. Generally, in determining the amount of any grant or award, the committee considers:

•	The position, responsibility and prior performance of each executive;

•	His ability to affect corporate performance;

•	The value of grants or awards in relation to other elements of total compensation; and

•	The number of shares of our common stock that he owns, whether directly or beneficially.

Options. The exercise price for stock options is always fair market value, that is, the closing market price of our common stock on the date of the grant as quoted on The NASDAQ Global Select Market (or on the immediately preceding trading date if shares are not traded on the grant date). Unless the committee otherwise provides, options vest and become exercisable in equal installments over a three-year period, and lapse ten years after the grant date. The vesting of options is accelerated and an executive’s options remain exercisable for not less than six months following a change in control of the Company.

Restricted Stock. Unless the committee otherwise provides, restricted stock is subject to a one-year service requirement and the attainment of performance goals during the service period. Shares are awarded in increasing amounts for threshold, target and superior performance, using the same performance goals applicable to our annual cash bonus. Shares in the target amount are issued at the beginning of each fiscal year. The issued shares may not be sold, pledged or otherwise transferred until the end of the fiscal year. The target shares are subject to forfeiture if threshold performance goals or the service condition is not satisfied; the number of target shares may be increased or decreased at the end of the fiscal year for actual performance in relation to the target level. The target shares vest, free of restrictions, in the event of a change in control of the Company. Recipients of restricted stock awards are entitled to dividend and voting rights with respect to the target shares during the service vesting period.

Fiscal Year 2006 Decisions. The 2006 performance criteria applicable to restricted stock awards were the same as the performance criteria applicable to our annual cash bonuses, which is summarized above. The Summary Compensation Table and the table entitled Grants of Plan Based Awards, which follow this discussion, each provide specific information about the options granted and restricted stock awarded for fiscal year 2006 and the number of shares of restricted stock issuable in the event of threshold, target or superior performance. For the 2006 fiscal year, the committee determined that performance in excess of the target level was attained and awarded shares in excess of the target level to our named executive officers, with the exception of Mr. Mathews.

Fiscal Year 2007 Decisions. For 2007, the committee granted to our named executive officers an aggregate 52,500 stock options and awarded to them an aggregate 15,000 shares of restricted stock at the target level. The 2007 performance criteria applicable to restricted stock awards is the same as the performance criteria applicable to our annual cash bonuses, which is summarized above.

How are perquisites, welfare and retirement plans integrated into our compensation program?

Perquisites. Perquisites comprise a small part of our total compensation package. The main perquisites we provide are the payment of country club dues and an automobile allowance. We believe that although these perquisites involve incidental personal value, both are necessary to advance our business purposes. The compensation committee annually reviews the level of perquisites that our named executive officers receive to ensure that the amount of perquisites remains at a reasonable level.

Retirement Benefits. We offer our eligible employees, including our named executive officers, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. We provide matching contributions, up to 4% of compensation deferred and we contribute 5% of each eligible employee’s annual compensation. Both contributions are subject to the completion of a six-year incremental vesting period. The plan provides for the distribution of account balances following termination of employment, generally in the form of a lump sum. The Summary Compensation Table includes information about our contributions for the 2006 fiscal year.

We also sponsor a noncontributory tax-qualified defined benefit or pension plan. Prospective benefit accruals under the plan ceased as of December 31, 1996. Our named executive officers, other than Mr. Mathews, have vested benefits accrued under the plan. Benefits are paid monthly after the termination of employment, commencing at either early or normal retirement. Mr. McGraw has satisfied the age and service conditions for early retirement, because he has attained age 55 and is credited with at least 15 years of service. The Pension Benefits table following this section illustrates the value of benefits accrued under the plan.

We maintain two voluntary deferred compensation arrangements for our executives. One plan notionally invests deferred amounts in our common stock and provides for dividend equivalent credits as and when dividends are paid. The other provides for interest credits. Amounts deferred between 1985 and 1988 accrued interest annually at 130% of the Moody’s Average Corporate Bond Rate for the month of October for the preceding year (7.50% in 2006); fees deferred after January 1, 1989, were credited with interest at 100% of such rate (5.77% in 2006). Benefits under either plan are paid upon termination of employment in an amount equal to each participant’s account balance. The Nonqualified Deferred Compensation Table that follows this section reflects deferrals under these plans made during our 2006 fiscal year.

Welfare Benefits. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental and life insurance plans, some of which are contributory.

Have we entered into employment, severance, change in control or other agreements with our named executive officers?

Yes. We have entered into an employment agreement with Mr. Mathews, and we have entered into change in control agreements with Mr. McGraw, Mr. Johnson, Mr. Waycaster and Mr. Gray. These individuals are our most senior executives and play an integral role in our success. Given the competition for executive talent in our industry, we believe that it is essential to create a retention device and to demonstrate our loyalty. We also believe it is necessary to ensure that personal concerns do not impede transactions that may be in the best interests of our shareholders, such as a sale of Renasant to a third party. Each of these agreements is described in the section below titled Potential Payments upon Termination or Change in Control.

How do tax, accounting and other statutes or regulations affect the compensation paid to our named executive officers?

Section 162(m). Section 162(m) of the Code limits to $1 million in any taxable year the deduction a company may claim for compensation paid to each of its chief executive and four other highest paid officers, unless certain performance-based conditions are satisfied. The compensation committee carefully considers the impact of Section 162(m) in designing compensation programs for, and in making compensation decisions affecting, our affected officers, and it designs certain components of their compensation to ensure full deductibility. Base salary and incentive bonuses are subject to the Section 162(m) limitation. Options granted under our LTIP have been granted at fair market value, and are intended to be performance-based compensation that is not subject to the limitation. Restricted stock awarded under the LTIP is also intended to qualify as performance-based compensation. The committee does not anticipate the payment of any current compensation to an affected officer will be impacted by the limit.

Although we generally seek to maximize the deductibility for tax purposes of all elements of compensation, in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation. Given the competitive market for outstanding leadership talent in the banking industry, we believe that it is important to retain the flexibility to design compensation programs consistent with our executive compensation objectives, even if some of the compensation is not fully deductible. Accordingly, the compensation committee may award elements of compensation that are not fully deductible when appropriate.

Other Statutes and Regulations. Section 409A of the Code and the regulations and guidance promulgated thereunder established new rules governing the taxation of deferred compensation. We have amended and restated our deferred compensation plans in a manner intended to comply with the provisions of Section 409A.

In January 2006, we adopted the provisions of Financial Accounting Standards Board Statement 123R, “Share-Based Payment” (“Statement 123R”). Statement 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Under Statement 123R, we are required to recognize compensation expense for all share-based payments to our employees, including our named executive officers. We have recognized compensation expense on our share-based payments since 2002 when we adopted the provisions of FASB Statement 123, “Accounting for Stock-Based Compensation.” Thus, our adoption of Statement 123R has not materially affected compensation-related decisions.

What are the compensation committee’s conclusions with respect to the 2006 fiscal year?

After considering all of the elements of compensation paid to our named executive officers in 2006, the compensation committee has concluded that the compensation is reasonable and not excessive. This conclusion is based upon a number of factors, including the following:

•	Our growth in earnings, loans and deposits over the previous year;

•	Our growth in dividends;

•	That approximately 33.10% of our NEOs’ total compensation is subject to the achievement of performance goals; and

•	That the total compensation levels for our NEOs are comparable to the compensation levels in our peer group.

Report of the Compensation Committee

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

J. Niles McNeel, Chairman	William M. Beasley
Frank B. Brooks	John M. Creekmore
Marshall H. Dickerson	John T. Foy

March 1, 2007

Compensation Committee Interlocks And Insider Participation

The members of the compensation committee during 2006 were William M. Beasley, Frank B. Brooks, John M. Creekmore, Marshall H. Dickerson, John T. Foy and J. Niles McNeel. There are no members of the compensation committee who were officers or employees of Renasant or any of its subsidiaries during 2006 or were formerly officers of Renasant.

Compensation Tables

The following table provides information concerning the total compensation earned or paid to our named executive officers for services rendered to us or the Bank during the 2006 fiscal year.

Summary Compensation Table

(2006 Fiscal Year)

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Grants(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation		Total
E. Robinson McGraw	2006	$370,000	—	$188,050	$111,300	$315,109	$1,435	$64,368	(5)	$1,050,262
Stuart R. Johnson	2006	230,000	—	37,610	38,368	88,505	538	30,688	(6)	425,709
James W. Gray	2006	230,000	—	37,610	38,368	88,505	—	30,687	(7)	425,170
Larry R. Mathews	2006	239,000	—	43,619	11,645	63,329	—	41,613	(8)	399,206
C. Mitchell Waycaster	2006	225,000	—	54,803	38,368	81,902	—	33,418	(9)	433,491

(1)	We do not pay discretionary bonuses, but annual cash bonuses are awarded under our Performance Based Rewards Plan and are included in the Non-Equity Incentive Plan Compensation column.

(2)

The dollar amount of restricted stock awards is calculated in accordance with Statement 123R and reflects the market value of our common stock on the date of initial award, $21.93 per share. The dollar amount of stock option grants reflects expense recorded in 2006 with respect to option grants in 2006, 2005 and 2004 calculated using the Black-Scholes model. Please refer to Note M, “Employee Benefits and Deferred Compensation,” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for details regarding the fair value and the assumptions used to derive the fair value of our restricted stock and stock options.

(3)	Reflects annual cash bonuses paid under our Performance Based Rewards Plan.

(4)	Reflects the above market earnings credited to deferrals previously made under one of our deferred compensation plans.

(5)

Includes term life insurance premiums of $6,916, Company credits to a deferred compensation plan adopted to replace a terminated split dollar life insurance arrangement of $5,794, dividends on restricted stock of $3,500, an allowance for the use of an automobile of $16,702, country club dues of $5,366, and Company contributions to our 401(k) plan in the amount of $26,090.

(6)	Includes term life insurance premiums of $1,438, dividends on restricted stock of $700, country club dues of $2,460, and Company contributions to our 401(k) plan in the amount of $26,090.

(7)	Includes term life insurance premiums of $1,437, dividends on restricted stock of $700, country club dues of $2,460, and Company contributions to the 401(k) plan in the amount of $26,090.

(8)

Includes term life insurance premiums of $1,504, dividends on restricted stock of $1,050, an allowance for the use of an automobile of $7,881 country club dues of $5,088, and Company contributions to our 401(k) plan in the amount of $26,090.

(9)	Includes term life insurance premiums of $912, dividends on restricted stock of $1,050, country club dues of $5,366, and Company contributions to our 401(k) plan in the amount of $26,090.

The following table includes information about performance levels for annual cash bonuses payable under our Performance Based Rewards Plan, our non-equity incentive plan, and option grants and restricted stock awards made under our LTIP, our equity incentive plan. In 2006, payouts under our non-equity and equity incentive plans were contingent upon growth in diluted earnings per share and net revenue. For the 2006 fiscal year, our actual growth in diluted earnings per share was 11.04% and our actual growth in net revenue per share was 7.20%, exceeding the committee’s target performance levels. Payments to presidents of our banking divisions, Mr. Mathews and Mr. Waycaster, were also determined by the application of performance goals related to the performance of their respective divisions. The CD&A above provides a general description of the terms of incentives payable under the Performance Based Rewards Plan and the terms of stock option grants and restricted stock awards under the LTIP.

Grants of Plan-Based Awards in 2006

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)(4)		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)
E. Robinson McGraw	1/17/06	$120,250	$240,500	$481,000	5,000 —	7,500 22,500	(2) (3)	11,250 —	$	— 21.93	$188,050 104,850
Stuart R. Johnson	1/17/06	34,500	69,000	138,000	1,000 —	1,500 7,500	(2) (3)	2,250 —		— 21.93	37,610 34,950
James W. Gray	1/17/06	34,500	69,000	138,000	1,000 —	1,500 7,500	(2) (3)	2,250 —		— 21.93	37,610 34,950
Larry R. Mathews	1/17/06	35,850	71,700	143,400	1,500 —	2,250 7,500	(2) (3)	3,375 —		— 21.93	43,619 34,950
C. Mitchell Waycaster	1/17/06	33,750	67,500	135,000	1,500 —	2,250 7,500	(2) (3)	3,375 —		— 21.93	54,803 34,950

(1)

Reflects cash incentive payouts calculated under the Performance Based Rewards Plan. Cash incentives actually paid during our 2006 fiscal year, which were in excess of the target levels with the exception of Mr. Mathews, are included in the Summary Compensation Table in the column Non-Equity Incentive Plan Compensation.

(2)

Reflects restricted stock awards under our LTIP. During the 2006 fiscal year, 8,575 shares were awarded to Mr. McGraw, 1,715 shares to Mr. Johnson and Mr. Gray, 1,989 shares to Mr. Mathews, and 2,499 to Mr. Waycaster.

(3)	Reflects stock option grants under our LTIP. Stock option grants are not subject to adjustment based on performance conditions but vest equally over a three-year period.

(4)	Closing market price of a share of our common stock on the grant date.

The following table includes information about unexercised options held by our named executive officers at the end of our 2006 fiscal year. These options were granted under our LTIP. The exercise price is fair market value on the date of grant, defined as the closing market price of a share of our common stock as quoted on The NASDAQ Global Select Market. Options vest ratably over a three-year vesting period, which is accelerated in the event of a change in control.

Outstanding Equity Awards at December 31, 2006

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
E. Robinson McGraw	22,500 22,500 22,500 15,000 7,500 —	— — — 7,500 15,000 22,500	(1) (2) (3)	— — — — — —	$8.47 15.64 18.77 22.23 22.77 21.93	1/1/11 1/1/12 1/1/13 1/1/14 1/1/15 1/1/16

Stuart R. Johnson, James W. Gray, C. Mitchell Waycaster	7,875 7,875 5,250 2,625 —	— — 2,625 5,250 7,500	(1) (2) (3)	— — — — —	$15.64 18.77 22.23 22.77 21.93	1/1/12 1/1/13 1/1/14 1/1/15 1/1/16

Larry R. Mathews	36,000 —	— 7,500	(3)	— —	$11.13 21.93	4/15/13 1/1/16

(1)	Options vested on January 1, 2007.

(2)	One-half of the options vested on January 1, 2007, and one-half vest on January 1, 2008.

(3)	One-third of the options vested on January 1, 2007, one-third vest on January 1, 2008, and one-third vest on January 1, 2009.

The following table includes information about options that were exercised and restricted stock actually vested and awarded during our 2006 fiscal year. The value of the restricted stock awards is based upon the per share market value of our common stock on the vesting date, December 31, 2006, which was $30.63 per share.

Option Exercises and Stock Vested in 2006

	Option Grants		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E. Robinson McGraw	—	—	8,575	$262,652
Stuart R. Johnson	—	—	1,715	52,530
James W. Gray	—	—	1,715	52,530
Larry R. Mathews	—	—	1,989	60,923
C. Mitchell Waycaster	—	—	2,499	76,544

The following table includes information about benefits accrued under the Bank’s Defined Benefit Pension Plan. Benefit accruals under the plan ceased as of December 31, 1996. Mr. Mathews does not participate in the plan because his employment commenced after that date. As described above, Mr. McGraw has satisfied the age and service conditions for early retirement.

Pension Benefits

Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments in 2006 ($)
E. Robinson McGraw	23	$365,695	—
Stuart R. Johnson	20	150,442	—
James W. Gray	3	19,401	—
C. Mitchell Waycaster	18	88,474	—

(1)	Includes only service credited on or before December 31, 1996, which is taken into account for benefit accrual purposes.

(2)

Please refer to Note M, “Employee Benefits and Deferred Compensation,” in the Notes to Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data,” of our Annual Report on Form 10-K for details regarding the assumptions used in determining the accumulated benefit obligation of our defined benefit pension plan.

The following table includes information about the participation of our named executive officers in the two deferred compensation plans maintained by the Bank during our 2006 fiscal year, the terms of which are described in the CD&A. The entire amount listed as each named executive officer’s contribution is included in either the Salary or Non-Equity Incentive Plan Compensation column, as applicable, of the Summary Compensation Table, while our contribution of $5,794 to Mr. McGraw’s account is included in the All Other Compensation column of the Summary Compensation Table. Except for interest totaling $1,435 for Mr. McGraw and $538 for Mr. Johnson, all other interest on deferred compensation was earned at the market rate and all dividend equivalent units were credited to participants’ accounts at the same rate as dividends were paid on our common stock.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2006	Registrant Contributions in 2006	Aggregate Earnings in 2006	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
E. Robinson McGraw	$12,000	$5,794	$17,430	$—	$312,124
Stuart R. Johnson	6,500	—	9,964	—	176,335
James W. Gray	2,400	—	2,751	—	53,682
Larry R. Mathews	23,200	—	114	—	23,314
C. Mitchell Waycaster	600	—	2,137	—	3,577

Potential Payments Up on Termination or Change in Control

We have entered into an employment agreement with Mr. Mathews that provides for change in control benefits and have entered into separate, substantially identical change in control agreements with each of Mr. McGraw, Mr. Johnson, Mr. Gray and Mr. Waycaster.

Larry R. Mathews. In connection with our acquisition of Heritage Financial Holding Corporation in 2005, we entered into an employment agreement with Mr. Mathews; the agreement is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on January 6, 2005. Under the agreement,

Mr. Mathews serves as President of the Alabama Division of Renasant Bank. The term of the agreement is five years, beginning January 1, 2005, and ending December 31, 2010. The agreement provides for an annual base salary of $232,000, which is subject to increase but not decrease. The agreement contains covenants relating to non-competition, the disclosure of confidential information and the ownership of intellectual property, which are effective during and after the expiration of the term; the non-competition covenant extends for one, two or three years after termination of employment, depending upon the circumstances of his termination.

If Mr. Mathews’ employment is terminated on account of his death or disability or for cause, or if he terminates his employment without good reason (defined below), we are obligated to pay only earned but unpaid salary and benefits through the date of termination. If, during his employment term, Mr. Mathews’ employment is involuntarily terminated without cause or if he terminates his employment for good reason, except in connection with a change in control, in addition to the foregoing amounts, we must pay severance to Mr. Mathews over the 12-month period commencing as of his termination date, determined as follows:

•	An amount equal to his annual base salary at the time of termination;

•	An amount equal to his average bonus for the preceding two whole calendar years;

•	An amount equal to the annual lease payment on the motor vehicle then used by him; and

•	An amount equal to our portion of his health insurance premiums for a period of 12 months.

For this purpose, “cause” is defined in the agreement as (1) Mr. Mathews’ conviction of a felony or a crime involving unethical conduct or his intentional violation of any banking law, rule or regulation that, in either case, impairs his ability to perform his employment duties or impairs our reputation; (2) intentional failure to perform duties after an opportunity to cure; or (3) a material breach of the employment agreement that is not cured after notice. “Good reason” means (1) a significant diminution of duties; (2) relocation outside of Jefferson or Shelby Counties, Alabama, without consent; (3) the failure to elect Mr. Mathews as the President of the Alabama Division of the Bank; or (4) a material breach of the employment agreement which is not cured after notice. Based upon his compensation as of December 31, 2006, we would be required to pay Mr. Mathews a severance payment in the amount of $320,269 if his employment is involuntarily terminated without cause or if he terminates his employment for good reason, except in connection with a change in control.

If Mr. Mathews’ employment is terminated or he terminates his employment for good reason, in connection with and during the three-year period following a change in control, he is entitled to receive a cash severance payment equal to 2.99 times the sum of his:

•	Annual base salary in effect at the time of his termination; and

•	Average annual bonus for the two years prior to the change in control.

The cash severance amount is payable, with accrued interest, in equal installments over a three-year period. Any other benefits to which Mr. Mathews’ is entitled under any benefit plan or other arrangement as of the date of his termination must also be provided in accordance with the terms of such plan or other arrangement. Grants and awards made under our LTIP vest and remain exercisable for a fixed period following the change, without regard to Mr. Mathews’ employment status, and he may be entitled to accelerated payment of amounts that he has deferred, including earnings or gains. The amount of all payments and benefits is subject to reduction if it would otherwise cause us to lose our federal income tax deduction or subject Mr. Mathews to the imposition of an excise tax. In the event of a change in control occurring as of December 31, 2006, the approximate payment to be made to Mr. Mathews is $925,602, determined without regard to the effect of any reduction for tax purposes. In addition, options with a fair value of $23,291, as calculated using the Black-Scholes model, would vest immediately.

The employment agreement defines the term “change in control” as:

•	The sale of all or substantially all of our assets or the assets of the Bank;

•	A merger or consolidation in which our shareholders do not own at least 80% of the surviving entity;

•	The acquisition by any person or group of 20% of our voting power;

•	The vote by our shareholders to liquidate or dissolve Renasant; or

•	The change over the course of two years of the persons who compose a majority of the board of directors, unless each new director was approved by a majority of the former board.

The employment agreement defines “good reason” in the context of a change in control as any reason, if termination occurs within 180 days after such change in control. Otherwise, after a change in control, “good reason” means (1) a reduction in base salary; (2) any failure to pay any earned compensation or benefits within five days of when due; or (3) the failure to continue any compensation or employee benefit plan in which Mr. Mathews participates or to provide a substantially equivalent new plan or to provide him with a compensation package at least equal to that provided at any time within 90 days preceding the change in control.

Change in Control Agreements with E. Robinson McGraw, Stuart R. Johnson, James W. Gray and C. Mitchell Waycaster. The change in control agreements we have entered into with Mr. McGraw, Mr. Johnson, Mr. Gray and Mr. Waycaster provide severance benefits in the event an executive’s employment is involuntarily terminated without cause or an executive voluntarily resigns for good reason, each within the three-year period following the occurrence of a change in control. They do not provide severance benefits in the event of a termination of employment for other reasons, such as an involuntary termination without cause.

A “change in control” is defined as any liquidation, dissolution, consolidation or merger of Renasant in which we are not the surviving corporation. In the event of an eligible termination in connection with a change in control, each agreement provides for a cash payment equal to 2.99 times the sum of:

•	The executive’s annual base salary in effect prior to termination; and

•	The executive’s average annual incentive bonus for the two years prior to the change.

The agreements also provide for the continuation of coverage under certain other benefits for a period of three years following the change. Grants and awards made under our LTIP vest and remain exercisable for a fixed period without regard to the termination of employment, and amounts deferred under our deferred compensation plans, including earnings or gains, may be subject to accelerated distribution. Cash payment and benefits are subject to reduction in the event the payment would cause us to lose our federal income tax deduction or subject an executive to the imposition of an excise tax. The cash severance amount is generally payable, with accrued interest, in equal installments over a three-year period. Payments are reduced if the executive obtains other employment during the payment period; benefits cease if the executive becomes an employee of a competing business during the period.

In the event of a change in control, the approximate aggregate amount of payments to be made over a three-year period based upon compensation as of December 31, 2006, and without regard to any reduction for tax purposes would be $1,900,904 for Mr. McGraw, $921,984 for Mr. Waycaster and $952,437 for Mr. Johnson and Mr. Gray. In addition, options with a fair value of $105,900 for Mr. McGraw and $35,891 for each of Mr. Johnson, Mr. Gray and Mr. Waycaster, as calculated using the Black-Scholes model, would vest immediately.

REPORT OF THE AUDIT COMMITTEE

The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, other than as provided in Item 7(d)(3)(v) of Regulation 14A-101. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assertion on the design and effectiveness of our internal control over financial reporting. Our independent auditors are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of the Company with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.

In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2006 and management’s assertion on the design and effectiveness of our internal control over financial reporting as of December 31, 2006 with management. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements of the Company with U.S. generally accepted accounting principles, their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU §380). In addition, the committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with the independent auditors the auditors’ independence from management and the Company, and has considered the compatibility of non-audit services with the auditors’ independence.

The committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 12 meetings during 2006.

In reliance upon the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements and management’s assertion on the design and effectiveness of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Frank B. Brooks, Chairman	Marshall H. Dickerson
John T. Foy	Harold B. Jeffreys
Theodore S. Moll	J. Larry Young

March 1, 2007

INDEPENDENT AUDITORS

Who are our auditors?

The audit committee has appointed Horne LLP to serve as our independent registered public accountant for the 2007 fiscal year. A representative of Horne LLP is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. The audit committee also appointed Horne LLP to serve as our independent registered public accountant to audit our financial statements for the years ended December 31, 2006 and 2005.

On September 20, 2005, the audit committee dismissed Ernst & Young LLP as our independent registered public accountant and appointed Horne LLP to serve as our independent registered public accountant to audit our financial statements for the year ended December 31, 2005. The dismissal of Ernst & Young LLP and the appointment of Horne LLP were approved by the audit committee.

Ernst & Young LLP’s reports on our financial statements for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the 2004 fiscal year and from January 1, 2005 through September 20, 2005, there were no disagreements between Ernst & Young LLP and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement(s) in connection with its report. Furthermore, none of the “reportable events” defined in Item 304(a)(1)(v) of Regulation S-K occurred from January 1, 2005 through September 20, 2005.

From January 1, 2005 through September 20, 2005, the date of the appointment of Horne LLP, neither we nor anyone on our behalf consulted Horne LLP regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

What fees were paid to the auditors in 2005 and 2006?

Fees related to services performed for us by Horne LLP and Ernst & Young LLP in fiscal years 2006 and 2005 are as follows:

Fees paid to Horne LLP:

	2006	2005
Audit Fees (1)	$455,000	$423,500
Audit-Related Fees (2)	9,000	7,500
Tax Fees (3)	—	—
All Other Fees	—	—

Total	$464,000	$431,000

Fees paid to Ernst & Young LLP:

2005
Audit Fees (1)	$44,000
Audit-Related Fees (2)	—
Tax Fees (3)	60,000
All Other Fees	—

Total	$104,000

(1)

Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and regulatory and statutory filings.

(2)	Audit-related fees primarily included regulatory filings and other required procedures.

(3)	Tax fees and expenses included tax compliance services, tax advice and tax planning assistance. All tax fees were permissible tax fees under Section 201 of the Sarbanes-Oxley Act of 2002.

In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent auditor prior to the engagement of the independent auditors with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2006 and 2005, none of the fees listed under Audit-Related Fees or Tax Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent auditors when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

PROPOSAL NOS. 1 AND 2 TO ELECT DIRECTORS

What are the voting procedures?

Shares represented by your properly signed and dated proxy card will be voted in accordance with your instructions on the card at the annual meeting. If your proxy card is signed, but instructions are not given, the proxy holders will vote your proxy for the listed nominees. If for any reason one or more of the nominees is not available as a candidate for director, an event that the board of directors does not anticipate, the proxy holders will vote, in their discretion, for another candidate or candidates nominated by the board.

Directors are elected by a plurality vote; the nominees in each class who receive the highest number of votes cast, up to the number of directors to be elected in that class, are elected. You are entitled to one vote for each share held.

Proposal No. 1 – Election of Six Class 2 Directors

The six Class 2 directors elected at our annual meeting will serve a three-year term, or until the 2010 annual meeting. The board has nominated for election as Class 2 directors:

•	Francis J. Cianciola

•	John M. Creekmore

•	Neal A. Holland, Jr.

•	E. Robinson McGraw

•	Theodore S. Moll

•	J. Larry Young

Each nominee presently serves as a member of our board.

Our board of directors unanimously recommends a vote “FOR” the election of each of the six nominees for Class 2 director to the board of directors.

Proposal No. 2 – Election of One Class 3 Director

The Class 3 director elected at our annual meeting will serve a one-year term, or until the 2008 annual meeting. The board has nominated John W. Smith for election as a Class 3 director.

Mr. Smith presently serves as a member of our board in Class 2. The board nominated Mr. Smith as a Class 3 director, rather than as a Class 2 director, because he is approaching the board’s mandatory retirement age for directors, which is age 72. Mr. Smith, who is currently age 71, must retire at the 2008 annual meeting, as our By-laws allow a director who has reached age 72 to remain in office only until the next annual meeting of shareholders. By shifting to Class 3, Mr. Smith’s retirement now coincides with the expiration of his term as a Class 3 director.

Our board of directors unanimously recommends a vote “FOR” the election of John W. Smith as a

Class 3 director to the board of directors.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

At the annual meeting each year, the board of directors submits to shareholders its nominees for election as directors. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.

Proposals in Our Proxy Statement

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2008 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. If the 2008 annual meeting is held within thirty days of April 17, 2008, shareholder proposals must be received by E. Robinson McGraw at 209 Troy Street, Tupelo, Mississippi 38804, no later than the close of business on November 10, 2007, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Proposals to be Introduced at the 2008 Annual Meeting

For any shareholder proposal to be presented in connection with the 2008 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of a director to be elected to the board of directors, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our By-laws. To be timely, a shareholder’s notice must be delivered to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain information specified in our By-laws about each nominee or the proposed business and the shareholder making the nomination or proposal.

Under our By-laws, based upon the meeting date of April 17, 2007 for the 2007 Annual Meeting of Shareholders, a qualified shareholder intending to introduce a proposal or nominate a director at the 2008 Annual Meeting of Shareholders but not intending the proposal to be included in our proxy materials must give written notice to our Secretary not earlier than the close of business on December 19, 2007 and not later than the close of business on January 18, 2008.

The advance notice provisions in our By-laws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9 of our Bylaws, as amended, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary at 209 Troy Street, Tupelo, Mississippi 38804.

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any other matters to be brought before the annual meeting other than those set forth herein. However, if any other matters are properly brought before the annual meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Our Summary Annual Report for the year ended December 31, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, have been mailed to shareholders prior to or with this proxy statement.

Upon written request of any record holder or beneficial owner of shares entitled to vote at the annual meeting, we will provide, without charge, an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2006. Requests should be mailed to James W. Gray, Director of Investor Relations and Planning, Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804.

By Order of the Board of Directors

/s/ E. Robinson McGraw
E. Robinson McGraw
Chairman of the Board, President and Chief Executive Officer

APPENDIX A

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF RENASANT CORPORATION

ORGANIZATION:

The Board of Directors shall designate annually Governance and Nominating Committee (the “Committee”) comprised of three or more directors. Members of the Committee may be removed at any time by the Board of Directors in its sole discretion. The Members of the Committee shall be “independent” directors as determined in accordance with the laws, rules and regulations of the NASDAQ and shall also comply with and satisfy all other applicable laws, rules, regulations and requirements. The Committee shall report regularly to the Board of Directors.

The Committee shall elect a Chairman of the Committee annually. The Chairman shall determine the agenda and length of meetings and shall establish such other rules as may from time to time be necessary and proper for the conduct of the business of the Committee.

PURPOSE:

The purpose of the Committee is to:

(1)	Identify individuals qualified to serve on the Board of Directors and to recommend that the Board of Directors select director nominees to be considered for election at the Company’s next annual meeting of shareholders or to be appointed by the Board of Directors to fill an existing or newly created vacancy on the Board of Directors;

(2)	Develop and revise as appropriate Corporate Governance Guidelines applicable to the Company and recommend such guidelines or revisions to the Board of Directors;

(3)	Address and respond to shareholder concerns regarding corporate governance; and

(4)	Otherwise play a leadership role in the Company’s corporate governance.

MEETINGS:

The Committee shall meet as often as it deems necessary or appropriate to carry out its responsibilities, but in no event less than twice per year, and may, in its sole discretion, form and delegate authority to subcommittees (comprised only of Committee members) in furtherance of such responsibilities. The Chairman of the Committee, the Chairman of the Board or the President of the Company shall call meetings of the Committee. All such meetings shall be held pursuant to the By-Laws of the Company with regard to quorum, notice and waiver thereof and at any time, place and manner, including telephonically, permitted by the Company’s By-Laws. Written minutes of each such meeting shall be duly filed in the Company’s records and minutes of the Committee’s most recent meeting shall be distributed prior to a Committee meeting to each member of the Committee for such member’s review. Members of the Committee are expected to make all reasonable efforts to attend each meeting.

POWERS AND RESPONSIBILITIES:

The Committee shall:

(1)	Establish criteria and qualifications for Board membership, including standards for assessing independence. These criteria and qualifications include, among other things:

a.	Significant business experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;

b.	Familiarity with and participation in the local community;

c.	Prominence and a highly-respected reputation in their profession;

d.	A proven record of honest and ethical conduct, personal integrity and independent judgment;

e.	The ability to represent the interests of the shareholders of the Company; and

f.	Be available to devote time to the Board of Directors activities and to enhance their knowledge of the Company’s industry.

(2)	Actively seek to identify individuals to serve on the Board of Directors who satisfy the Board Membership Criteria. The Committee shall also consider written proposals for director nominees received from Company shareholders.

(3)	Assess the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board.

(4)	Recommend to the Board of Directors (a) the number of directors to be elected at the Company’s next Annual Meeting of Shareholders and (b) nominees for election as directors at the Company’s next annual Meeting of Shareholders or for appointment by the Board to fill an existing or newly created vacancy on the Board of Directors.

(5)	Identify qualified members of the Board of Directors to serve on each board committee and recommend each such member to the Board of Directors. In addition, the Committee may designate a member of the Committee to attend the meetings of any other Board committee ex officio with the concurrence of the chairman of such other committee.

(6)	Develop Corporate Governance Guidelines applicable to the Company and recommend such guidelines or revisions of such Guidelines to the Board of Directors. The Committee shall review such guidelines at least annually and, when necessary or appropriate, recommend changes to the Board of Directors.

(7)	Review at least annually the Company’s compliance with the listing requirements of the NASDAQ and any other applicable regulatory requirements and report to conclusions from such review to the Board of Directors.

(8)	Review at least annually the charters of the committee of the Board of Directors and, when necessary or appropriate, recommend changes in such charters to the Board of Directors.

(9)	Monitor the development of best practices regarding corporate governance and take a leadership role in shaping the corporate governance of the Company.

ADDITIONAL POWERS AND RESPONSIBILITIES:

The Committee shall have the authority to take any and all appropriate actions necessary to discharge its responsibilities. In particular, the Committee shall have (i) the authority to engage and obtain advice and assistance from advisors, including independent or outside legal counsel, accountants or auditors, (ii) sole authority to retain and/or terminate any search firm, including those used to identify individuals qualified to serve on the Board of Directors, and (iii) the sole authority to approve the fees and other retention terms of any such engagement, the exercise of each of the foregoing powers as the Committee determines in its sole discretion is necessary or appropriate to carry out its duties. The Company in accordance with its normal business practices shall pay all fees and costs of such advisors promptly. The Committee shall have unrestricted access to Company personnel and documents and to the Company’s legal counsel, accountants and internal and external auditors.

The Committee shall, on an annual basis, review and reassess the adequacy of this Charter.

The Committee shall perform such other activities as the Committee or the Board of Directors may from time to time deem necessary or appropriate.

APPENDIX B

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

RENASANT CORPORATION

The Compensation Committee (the “Committee”) is appointed by the Board of Directors of Renasant Corporation (the “Board”) (the “Company”) to review and approve the Company’s compensation and benefit programs, to ensure the competitiveness of such compensation and benefit programs, and to advise the Board concerning the development and succession of key executives.

1.	Membership:

The Committee shall consist of no fewer than three directors, each of whom shall:

a.	Meet the definition of an “independent director,” as set forth in Rule 4200 of the Stock Market, Inc. (“Nasdaq”) Market Place Rules;

b.	Be a “non-employee director,” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; and

c.	Qualify as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Board shall annually appoint the members of the Committee and the Chairman of the Committee. The Board may replace or remove one or more of the members of the Committee and shall fill any vacancies on the Committee.

2.	Meetings and Procedure:

The Committee shall meet as often as it determines necessary or appropriate, but not less frequently than twice each fiscal year. The Committee may request any director, officer or employee of the Company or any other person whose advice and counsel is sought by the Committee to attend any meeting. The Committee may form and delegate authority to such subcommittees as it deems appropriate. The Committee may engage and obtain advice from such external accountants, attorneys, consultants or other experts as it deems necessary or appropriate. Chairman decides who may or may not attend meetings.

The Chairman of the Committee shall report to the Board the deliberations, actions and recommendations of the Committee.

Except as may be expressly provided in this Charter or the Bylaws of the Company or as required by law, regulation or Nasdaq listing standards or other requirements, the Committee shall establish its own rules of procedure.

3.	Authority and Responsibility:

The Committee shall exercise the authority and execute the responsibilities set forth below:

a.	Review annually and approve the Company’s compensation strategy, including the review and approval of any corporate goals and objectives relevant to such strategy.

b.	Annually determine the individual elements of the total compensation payable to the Chief Executive Officer of the Company (the “CEO”); the Committee may further enter into an employment, severance, change of control or similar agreement with the CEO and determine the terms thereof.

c.	Annually determine the individual elements of the compensation payable to the officers of the Company and its subsidiaries who (i) have the rank of Senior Executive Vice President or higher, and (ii) report directly to the Chief Executive Officer of the Company (the “Senior Officers”).

d.	Review and approve any employment, severance, change of control or similar agreement or arrangement with a Senior Officer and review and approve any such agreement or arrangement for the benefit of any other employee of the Company and its affiliates to the extent that such agreement or arrangement includes terms and conditions that are not consistent with ordinary limits.

e.	Approval all special perquisites, cash payments or other extraordinary compensation or benefit arrangements for the CEO or the Senior Officers.

f.	Recommend to the Board, after discussion and satisfactory review with management, the Compensation Discussion and Analysis to be included in the Company’s annual report on Form 10-K and proxy statement. Prepare the executive compensation report required by the regulations of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

g.	Review the compensation of the CEO and affected Senior Officers for compliance with Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended.

h.	Make and approve all employee grants and awards made under the Company’s equity-based compensation plans to the CEO and Senior Officers and make and/or approve such grants or awards made to other officers and employees of the Company and its affiliates, and the terms and conditions of those awards.

i.	In consultation with the CEO or such Senior Officers as he may designate, review and approve all Senior Officers and CEO bonus awards made under any short-term incentive program adopted and maintained by the Company, from time to time, including the establishment of such goals and objectives as may be required thereunder, other than bonus awards made to the CEO and Senior Officers, which shall be determined as set forth above.

j.	Amend the provisions of the Company’s equity compensation plans, to the extent authorized by the Board; make recommendations to the Board with respect to such plans; and approve for submission to the shareholders of the Company any such plan or amendment thereto that requires shareholder approval.

k.	Recommend management development and succession plans for the CEO and Senior Officers of the Company.

l.	Exercise such power and authority as may be ancillary to the execution authority and responsibilities set forth above and have such further power and authority as may be described in the Bylaws of the Company or otherwise delegated to it, from time to time, by the Board.

m.	Review and approve stock ownership policies and guidelines for senior executives and board members.

n.	Determining a reasonable compensation level for the outside directors.

REVOCABLE PROXY

RENASANT CORPORATION

☒ PLEASE MARK VOTES

    AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS

APRIL 17, 2007

2:00 P.M.

The person(s) signing this proxy card hereby appoints George H. Booth, II, Frank B. Brooks, John T. Foy, Harold B. Jeffreys and Jack C. Johnson, and each of them, acting singly, as attorneys and proxies of the signer of the proxy card, with full power of substitution, to vote all shares of stock which the signer is entitled to vote at the Annual Meeting of Stockholders of Renasant Corporation to be held on Tuesday, April 17, 2007 at 2:00 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi, 38802, and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Proposal Nos. 1 and 2 in the accompanying proxy statement have been combined into Proposal No. 1 on this proxy card.

(1)	To elect six Class 2 directors for a three-year term expiring in 2010:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

¡ Francis J. Cianciola

¡ John M. Creekmore

¡ Neal A. Holland, Jr.

¡ E. Robinson McGraw

¡ Theodore S. Moll

¡ J. Larry Young

To elect one Class 3 director for a one-year term expiring in 2008:

¡ John W. Smith

Instructions: To withhold authority to vote for any individual nominee(s) in this Proposal, mark “FOR ALL EXCEPT” and write the nominee(s’) name(s) on the line below.

Proposal Nos. 1 and 2 in the accompanying proxy statement have been combined into Proposal No. 1 on this proxy card.

(2) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED AT LEFT. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THESE SHARES WILL BE VOTED TO ELECT THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 2 DIRECTORS AND THE NOMINEE LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS A CLASS 3 DIRECTOR. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS CLASS 2 DIRECTORS AND THE ELECTION OF THE NOMINEE LISTED IN PROPOSAL NO. 1 ON THIS PROXY CARD AS A CLASS 3 DIRECTOR.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please be sure to date and sign this Proxy in the box below.

Stockholder sign above                                                                                                                                        Date

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Detach above card, date, sign and mail in postage paid envelope provided.

RENASANT CORPORATION

Please sign exactly as your name(s) appear(s) on this proxy card. When signing in a representative capacity, please give full title. Each co-holder (if any) should sign.

PLEASE ACT PROMPTLY

DATE, SIGN AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.